Exhibit (e)(vii)
                               Amendment to
                          Distributor's Contract
                                  between
                           Marshall Funds, Inc.
                                    and
                        Federated Securities Corp.

      This Amendment to the Distributor's Contract ("Agreement") between Marshall Funds, Inc. ("Funds") and Federated Securities Corp. ("Service Provider") is made and entered into as of the 22nd day of June, 2001.

      WHEREAS, the Funds have entered into the Agreement with the Service Provider;

      WHEREAS, the Securities and Exchange Commission has adopted
Regulation S-P at 17 CFR Part 248 to protect the privacy of individuals who obtain a financial product or service for personal, family or household use;

      WHEREAS, Regulation S-P permits financial institutions, such as the Funds, to disclose "nonpublic personal information" ("NPI") of its "customers" and "consumers" (as those terms are therein defined, to affiliated and nonaffiliated third parties of the Fund for the limited purposes of processing and servicing transactions (17 CFR ss. 248.14); for specified law enforcement and miscellaneous purposes (17 CFR ss. 248.15); and to service providers or in connection with joint marketing arrangements (17 CFR ss. 248.13);

      NOW, THEREFORE, the parties intending to be legally bound agree as follows:

0     The Fund and the Service Provider hereby acknowledge that the Fund may disclose shareholder NPI to the Service Provider as agent of the Fund and solely in furtherance of fulfilling the Service Provider's contractual obligations under the Agreement in the ordinary course of business to support the Fund and its shareholders.

1     The Service Provider hereby agrees to be bound to use and redisclose such NPI only for the limited purpose set forth in the third WHEREAS clause above, that is:

            A.                            To process transactions and
            service customer relationships;

            B. For certain specified law enforcement and miscellaneous legally permitted purposes; and

            C. As a fund service provider or in connection with joint marketing arrangements solely at the direction and discretion of the Fund, each in accordance with the limited exceptions set forth in 17 CFR ss.ss. 248.13, 248.14 and 248.15, respectively.

2     The Service Provider further represents and warrants that, in accordance with 17 CFR ss. 248.30, it has implemented safeguards by adopting policies and procedures reasonably designed to:

            A. Insure the security and confidentiality of records and NPI of Fund customers,


            B. Protect against any anticipated threats or hazards to the security or integrity of Fund customer records and NPI, and


            C. Protect against unauthorized access to or use of such Fund customer records or NPI that could result in substantial harm or inconvenience to any Fund customer.

      4. The Service Provider is obligated to maintain beyond the termination date of the Agreement the confidentiality of any NPI it receives from the Fund in connection with the Agreement or any joint marketing arrangement, and hereby agrees that this Amendment shall survive such termination.

   WITNESS the due execution hereof this 22nd day of June, 2001.

                                    Marshall Funds, Inc.

                                    By:  /s/ Brooke J. Billick
                                       ---------------------------
                                    Name:  Brooke J. Billick
                                    Title:  Secretary


                                    Federated Securities Corp.


                                    By:  /s/ Peter Eisenbrandt
                                       ---------------------------
                                    Name:  Peter Eisenbrandt
                                    Title:  Sr. Vice President/National
                                    Sales Manager Bank Broker-Dealer